Exhibit 99.1
FOR IMMEDIATE RELEASE
STERLING CONSTRUCTION COMPANY, INC. REPORTS RECORD OPERATING RESULTS FOR 2005
FOURTH QUARTER AND YEAR-END
HOUSTON, TX – March 20, 2006 – Sterling Construction Company, Inc. (Nasdaq: STRL) (“Sterling” or “the Company”) today announced record results for its fourth quarter and year ended December 31, 2005.
Continuing Operations (Construction), Fourth Quarter 2005 Compared to Fourth Quarter 2004
▪	Construction revenues rose 65% to $61.6 million, from $37.3 million;

▪	Pre-tax income increased to $5.0 million, from a loss of $0.3 million (after minority interest) in 2004;

▪	Net income from continuing operations rose 68% to $5.1 million, from $3.0 million. Both the 2004 and 2005 fourth quarters reflected tax benefits resulting from the Company’s regular review of the valuation reserve related to its deferred tax asset;

▪	Diluted earnings per share rose 27% to $0.52, from $0.41 in the prior year, despite the 33% increase in the weighted average number of diluted shares outstanding, resulting principally from the purchase in December 2004 of the minority interest, paid in part with shares of the Company’s common stock.
Continuing Operations (Construction), Year Ended December 31, 2005 Compared to 2004
▪	Construction revenues rose 66% to $219.4 million, from $132.5 million;

▪	Pre-tax income increased 324% to $13.3 million, from $3.1 million (after minority interest) in 2004;

▪	Net income from continuing operations doubled to $10.5 million from $5.3 million in the prior year;

▪	Diluted earnings per share rose 48% to $1.11 from $0.75, despite a 36% increase in the weighted average number of diluted shares outstanding.
Consolidated Results — Year Ended December 31, 2005 Compared to 2004
Consolidated net income for 2005 was $11.1 million ($1.16 per diluted share), compared with $5.7 million ($0.80 per diluted share) in 2004. The consolidated results include net income from discontinued operations of $0.6 million ($0.06 per diluted share) in 2005, compared with $0.4 million ($0.05 per diluted share) in the prior year. Discontinued operations reflect the results of the Company’s distribution business, Steel City Products, LLC, which is held for sale.
At year-end, stockholders’ equity was $48.6 million compared with the prior year’s level of $35.2 million. The Company’s public offering, completed in January 2006, has since further increased the level of stockholders’ equity. Funds raised from the offering, net of expenses, were approximately $27.6 million, of which $8.5 million was used to prepay long-term debt.
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Sterling Construction News Release	Page 2
March 20, 2006
Commenting on these results, Joe Harper, Sterling’s President and Chief Operating Officer, said that the fourth quarter of 2005 was the best quarter on record both in terms of revenues and operating profits, and resulted from strong overall conditions in the construction market combined with Sterling’s continuing efforts to profitably expand its business. The Company benefited from a continuation of the dry weather that characterized much of 2005 in Texas, the achievement in the fourth quarter of $1.4 million of incentive awards for the timely completion of contract milestones, the growing backlog, and the investment of $11.4 million during the year for additional construction equipment.
Mr. Harper noted that during 2005 Sterling continued its long history of revenue growth. Both the state highway and municipal sectors of the Company’s construction business grew substantially; the expansion of the San Antonio market continued; and the Company’s presence in the Austin market was established. In addition, he noted that Sterling took on and built larger and more complex projects than in the past, facilitating better equipment and workcrew productivity. Combined with an increased margin potential in backlog, and the achievement of approximately $2.5 million in incentive awards during the year, he said that these factors had helped improve gross margins to 10.8% in 2005 from 10.0% in 2004. Together with the significant revenue growth, this enabled the Company to further leverage its overhead expenses, producing an improvement in operating margin to 6.7% from 4.2% in 2004.
Outlook
Pat Manning, the Company’s Chairman and CEO, noted that the Company’s construction contract backlog at the end of 2005 stood at $307 million, an increase of 32% over the $232 million level at the start of the year, despite record revenues achieved in 2005. Two contract wins by the Dallas/Fort Worth office announced this month totaling almost $50 million will significantly expand Sterling’s business in that area, where 2005 revenues were about $10 million.
He went on to say that the Company is actively continuing its review of potential acquisition opportunities, both within Texas and elsewhere in the South.
Maarten Hemsley, Sterling’s Chief Financial Officer, said that the Company was not making any change at this time to its 2006 guidance announced on December 22, 2005, for construction revenues of $230 to $250 million, income from continuing operations of $11.5 to $13.0 million, and net income from continuing operations of $7.5 to $8.5 million. He reminded investors, however, that these figures do not include any incentive awards. With $2.5 million of awards earned in 2005 and a number of incentive opportunities in backlog, the Company would be making every effort to earn such awards in 2006.
Conference Call
At 10:00 am ET/ 9:00 am CT on March 20th, Sterling’s management will hold a conference call to discuss fourth quarter and year-end results and recent corporate developments. The call will be hosted by Pat Manning, Sterling’s Chairman and CEO. Joe Harper, President and COO, and Maarten Hemsley, CFO, will also participate in the call. Interested parties may participate in the call by dialing 706-679-0858. Please call in 10 minutes before the conference is scheduled to begin and ask for the Sterling Construction call.
To listen to a webcast of the call, please go to the Company’s website at www.sterlingconstructionco.com at least 15 minutes early to download and install any necessary audio software. If you are unable to listen live, the conference call webcast will be archived on the Company’s website for 30 days. We suggest listeners use Microsoft Explorer as their web browser.
To protect the Company’s tax loss carryforwards, which represent a significant corporate asset, stockholders and prospective stockholders are reminded that the Company has in place charter restrictions on the accumulation of shareholdings exceeding 4.5% because such an accumulation could, under current tax laws, adversely affect the utilization of tax loss carryforwards.
Sterling is a leading heavy civil construction company that specializes in the building and reconstruction of transportation and water infrastructure in large and growing markets in Texas. Its transportation infrastructure projects include highways, roads, bridges and light rail and its water infrastructure projects include water, wastewater and storm drainage systems.

This press release includes certain statements that fall within the definition of “forward-looking statements” under the Private Securities Litigation Reform Act of 1995. Any such statements are subject to risks and uncertainties, including overall economic and market conditions, competitors’ and customers’ actions, and weather conditions, which could cause actual results to differ materially from those anticipated, including those risks identified in the Company’s filings with the Securities and Exchange Commission. Accordingly, such statements should be considered in light of these risks. Any prediction by the Company is only a statement of management’s belief at the time the prediction is made. There can be no assurance that any prediction once made will continue thereafter to reflect management’s belief, and the Company does not undertake to update publicly its predictions, whether as a result of new information, future events or otherwise.
(See Accompanying Tables)

Sterling Construction News Release	Page 4
March 20, 2006
Sterling Construction Company, Inc.
($ thousands, except share and per share data)

	Fourth quarter ended		Twelve months ended
	December 31,		December 31,
	2005	2004	2005	2004
Revenues	$61,634	$37,317	$219,439	$132,478
Expenses, including interest	56,601	37,503	206,110	128,369

Income (loss) from continuing operations before minority interest and income taxes	5,033	(186)	13,329	4,109
Minority interest	—	(100)	—	(962)

Income (loss) from continuing operations before income taxes	5,033	(286)	13,329	3,147
Current income tax expense	257	169	257	169
Deferred income tax expense (benefit)	(289)	(3,471)	2,531	(2,303)

Net income from continuing operations	5,065	3,015	10,541	5,281
Net income from discontinued operations	27	30	559	372
Net income	$5,092	$3,045	$11,100	$5,653

Basic net income per share:
From continuing operations	$0.62	$0.54	$1.36	$0.99
From discontinued operations	$0.00	$0.00	$0.07	$0.07

Total basic net income per share	$0.62	$0.55	$1.43	$1.06
Weighted average shares outstanding, basic	8,161,364	5,538,680	7,775,476	5,342,847

Diluted net income per share:
From continuing operations	$0.52	$0.41	$1.11	$0.75
From discontinued operations	$0.00	$0.00	$0.06	$0.05

Total diluted net income per share	$0.52	$0.42	$1.16	$0.80
Weighted average shares outstanding, diluted	9,728,275	7,306,717	9,537,923	7,027,682

Balance Sheet Highlights	December 31, 2005	December 31, 2004
Cash and cash equivalents	$22,267	$3,449
Total current assets	73,627	48,409
Property and equipment, net	27,271	21,028
Total assets	$118,455	$89,544

Total current liabilities	$55,273	$32,357
Long-term debt, net of current portion	14,570	21,979

Stockholders’ equity	48,612	35,208
Total liabilities and stockholders’ equity	$118,455	$89,544

Contact:
Sterling Construction Company, Inc.	Investor Relations Counsel
Maarten Hemsley, 781-934-2219	The Equity Group Inc.
or	Linda Latman 212-836-9609
Joseph Harper, 281-821-9091	www.theequitygroup.com
www.sterlingconstructionco.com